Exhibit 99.1

Tuesday, February 7, 2006

For Immediate Release

Seattle Genetics Reports Fourth Quarter and Year 2005 Financial Results

Management will host conference call today at 5:00 p.m. Eastern Time

Bothell, WA — February 7, 2006— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its fourth quarter and year ended December 31, 2005.

Revenues for the fourth quarter of 2005 were $2.3 million, compared to $1.7 million for the fourth quarter of 2004. For the year ended December 31, 2005, revenues increased to $9.8 million, compared to $6.7 million for the year ended December 31, 2004. The revenue growth was attributable to increased fees and milestones earned through the company’s expanded antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the fourth quarter of 2005 were $10.3 million, compared to $12.9 million for the fourth quarter of 2004. For the year 2005, total operating expenses were $41.8 million, compared to $44.4 million in the year 2004. The decreases for the quarter and the year ended December 31, 2005 were primarily attributable to lower contract manufacturing costs.

Net loss attributable to common stockholders for the fourth quarter of 2005 was $7.3 million, or $0.17 per share, compared to $10.6 million, or $0.25 per share, for the same period in 2004. For the year 2005, net loss attributable to common stockholders was $29.4 million, or $0.70 per share, compared to $72.0 million, or $1.80 per share, for the year 2004. The net loss attributable to common stockholders in the year ended December 31, 2004 included a non-recurring non-cash preferred stock deemed dividend of $36.6 million.

As of December 31, 2005, Seattle Genetics had $79.2 million in cash and investments compared to $86.8 million as of September 30, 2005 and $105.9 million as of December 31, 2004.

“We are very pleased by our progress during 2005 in advancing our product pipeline of antibody-based therapies, including six ongoing clinical trials of SGN-30, SGN-40 and SGN-33, and a planned IND for our lead ADC, SGN-35, in mid-2006,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “During the coming year, we have many aggressive goals, including completing our phase II study of SGN-30 in ALCL, advancing SGN-40 into phase II clinical trials, rapidly advancing our dose-escalation study of SGN-33, initiating the clinical trial of SGN-35 and assisting our ADC collaborators to move their programs towards clinical trials.”

Highlights from the fourth quarter of 2005 include:

SGN-30

•	Preliminary results from ongoing phase II clinical trials of SGN-30, an anti-CD30 monoclonal antibody, were reported during the American Society of Hematology (ASH) 2005 Annual Meeting demonstrating that SGN-30 is well tolerated and has antitumor activity, including multiple complete and partial responses in systemic anaplastic large cell lymphoma (ALCL) and cutaneous ALCL.

SGN-40

•	Data from ongoing phase I clinical trials of SGN-40, a humanized anti-CD40 monoclonal antibody, in multiple myeloma and non-Hodgkin’s lymphoma were reported at the ASH Annual Meeting demonstrating that SGN-40 is well tolerated and has antitumor activity. In the non-Hodgkin’s lymphoma study, objective responses were observed following one cycle of SGN-40 therapy.

•	The SGN-40 program was expanded with the initiation of a phase I/II clinical trial in chronic lymphocytic leukemia (CLL). In addition, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to SGN-40 for CLL.

•	Also presented at ASH were preclinical studies of SGN-40 that demonstrated broad application in B-cell malignancies, including Hodgkin’s disease and CLL, and in combination with lenalidomide (Revlimid®).

•	The company was issued a patent by the U.S. Patent and Trademark Office (USPTO) covering the humanized monoclonal antibody employed in SGN-40.

SGN-33

•	The company initiated a phase I clinical trial of SGN-33, a humanized anti-CD33 monoclonal antibody, for patients with acute myeloid leukemia (AML) or myelodysplastic syndromes (MDS). The study is designed to evaluate the safety, pharmacokinetic profile and antitumor activity of escalating doses of SGN-33.

SGN-35

•	The company presented data at ASH on SGN-35, an anti-CD30 ADC, demonstrating that it has potent, selective activity against hematologic malignancies at low doses in preclinical models. An IND is planned for SGN-35 in mid-2006.

SGN-70

•	Data reported at ASH from preclinical studies of SGN-70, a humanized monoclonal antibody that targets the CD70 antigen, demonstrate that it has potent effector functions and significantly prolongs survival in models of lymphoma and multiple myeloma. The company plans to advance SGN-70 toward clinical trials in 2007 for the treatment of hematologic malignancies.

Conference Call

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities and 2006 financial guidance. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 218-9073 (domestic) or (303) 262-2140 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from the Seattle Genetics website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11050852. The telephone replay will be available until 4:00 p.m. PT on February 9, 2006.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting multiple clinical trials of its three lead product candidates, SGN-30, SGN-40 and SGN-33, and preclinical development of several late-stage programs. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to future advancement of the company’s product candidates, progress of the company’s ADC collaborators towards clinical trials and continued generation of clinical and preclinical data concerning the company’s product portfolio. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may affect the initiation or expansion of our clinical trials include delays in receiving the applicable regulatory or organizational approvals, including approval of the institutional review boards at the medical institutions where the clinical trials are to be conducted, or delays in enrolling patients at such medical institutions. Similarly, we cannot control the amount and timing of resources our collaborators may devote to products incorporating our technology and as a result their progress towards clinical trials is uncertain. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Peggy Pinkston, Investor Relations

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended December 31		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues	$2,319	$1,696	$9,757	$6,701
Expenses
Research and development	8,537	11,067	34,683	37,208
General and administrative	1,779	1,815	7,145	7,161

Total operating expenses	10,316	12,882	41,828	44,369

Loss from operations	(7,997)	(11,186)	(32,071)	(37,668)
Investment income, net	648	616	2,638	2,229

Net loss	(7,349)	(10,570)	(29,433)	(35,439)
Noncash preferred stock deemed dividend	—	—	—	(36,558)

Net loss attributable to common stockholders	$(7,349)	$(10,570)	$(29,433)	$(71,997)

Basic and diluted net loss per share	$(0.17)	$(0.25)	$(0.70)	$(1.80)

Weighted-average shares used in computing basic and diluted net loss per share	42,377	41,943	42,238	39,985

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$42,471	$37,137
Other current assets	1,675	2,771

Total current assets	44,146	39,908
Property and equipment, net	8,532	9,463
Long-term investments	36,736	68,761
Restricted investments	605	977

Total assets	$90,019	$119,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,045	$4,815
Deferred revenue	6,053	4,860

Total current liabilities	11,098	9,675

Deferred rent	513	472
Deferred revenue, net of current portion	2,950	5,129

Total long-term liabilities	3,463	5,601

Stockholders’ equity	75,458	103,833

Total liabilities and stockholders’ equity	$90,019	$119,109